EXHIBIT 99.1







                                               Contact:  Neil Lefort
                                  Vice President, Investor Relations
                                                      (630) 527-4344


               MOLEX NAMES NEW CHIEF FINANCIAL OFFICER


Lisle, Ill., USA - March 24, 2005 -- Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, announced today that David D. Johnson has been named Chief Financial Officer, effective May 16, 2005. He replaces Robert B. Mahoney, who has been Acting Chief Financial Officer since November 11, 2004 and who will remain with Molex in his roles as Executive Vice President and President of Molex's Far East South Region.

Johnson joins Molex from Sypris Solutions, Inc., Louisville, Kentucky, where he was Chief Financial Officer, a position he had held since March 1998. His previous experience includes 12 years with Molex where he held positions as regional controller for Molex's Far East North Region, as financial director for its New Venture and Acquisitions Group and then as financial director for its Far East South Region. A graduate of Stanford University, Johnson received his Certified Public Accountant certification in 1981 and has six years of public accounting experience.

According to Fred Krehbiel, Molex Co-Chairman and Chief Executive Officer, "We are pleased to have Dave Johnson join our management team as Chief Financial Officer. We are confident that with his experience, both inside and outside of Molex, he will quickly be able to make a significant contribution. His nine years of experience working in overseas assignments in the Far East will be especially valuable as Molex's business continues to become more global every day."

Molex's Annual Report, as well as news releases and other supplementary financial data is available by accessing Molex's website at www.molex.com. Molex Incorporated is a 67-year-old manufacturer of electronic components, including electrical and fiber optic interconnection products and systems, switches and integrated products in 55 plants in 19 countries throughout the world.